Exhibit 5.1

ATTORNEYS AT LAW
SUITE 301
4330 EAST WEST HIGHWAY
TEXAS OFFICE:	BETHESDA, MD 20814	WASHINGTON DC OFFICE:
SUITE 800	(301) 229-3400	SUITE 320
112 EAST PECAN STREET	FAX: (301) 229-2443	1225 NINETEENTH STREET, NW
SAN ANTONIO, TX 78205		WASHINGTON, DC 20036
(210) 228-9500		(202) 835-0313
FAX: (210) 228-0781		FAX: (202) 835-0319

September 15, 2009

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland 20814

RE:       Eagle Bancorp, Inc. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as legal counsel to Eagle Bancorp, Inc. (the “Company”) in connection with the public offering of 5,853,600 shares of common stock, $0.01 par value (“Common Stock”), of the Company (the “Shares”) to be offered and sold by the Company pursuant to a prospectus supplement, dated September 15, 2009 and the accompanying prospectus dated August 7, 2009 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-160956) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as counsel in connection with such offering, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion letter.  In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy and completeness of all corporate records and documents made available to us by the Company and the Bank, and that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein.  As to certain matters of fact, we have relied upon the certificates, statements or representations, including those delivered or made in connection with the above referenced transaction, of appropriate officers of the Company, and of public officials.  We are familiar with the proceedings taken and proposed to be taken by the Company and Bank in connection with the authorization and issuance of the Shares, and, for the purposes of this opinion letter, have assumed such future proceedings will be timely completed in the manner presently proposed, including the issuance of the Shares in the manner stated in the Prospectus Supplement, against payment of the consideration set forth in the Prospectus Supplement .

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, when sold in the manner and to the extent set forth in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely

/s/ Kennedy & Baris, LLP